Exhibit 99.1

Wyndham Destinations Reports Fourth Quarter and Full-Year 2019 Results;
Increases Dividend 11% and Provides Full-Year 2020 Outlook

ORLANDO, Fla. (Feb. 26, 2020) — Wyndham Destinations, Inc. (NYSE:WYND), the world's largest vacation ownership and exchange company, today reported fourth quarter and full-year 2019 financial results for the period ended December 31, 2019. Highlights include:

•	Net VOI sales increased 4% to $464 million; gross VOI sales increased 3% to $582 million in the fourth quarter

•	Fourth quarter GAAP diluted EPS from continuing operations increased 57% to $1.73

•	Adjusted diluted EPS from continuing operations in the fourth quarter increased 24% to $1.58

•	Net income from continuing operations increased 46% to $155 million and adjusted net income from continuing operations increased 15% to $142 million in the fourth quarter

•	Fourth quarter adjusted EBITDA increased 10% to $265 million (1)

•
Delivered full-year net cash provided by operating activities from continuing operations of $453 million (55% increase) and adjusted free cash flow from continuing operations of $617 million (6% increase)

•	Repurchased 7.6 million shares of common stock for $340 million in 2019

•	Full-year 2020 Adjusted EBITDA is projected to be between $1.03 billion and $1.05 billion

•	The Board of Directors authorized an 11% increase in the quarterly dividend to $0.50 per share

Michael D. Brown, president and CEO of Wyndham Destinations, noted, "In our first full year as a standalone public company, Wyndham Destinations delivered on our promise to provide value to shareholders through steady growth, strong margins and robust free cash flow. We are pleased with our fourth quarter and full-year results as adjusted EBITDA, gross VOI sales and tours each grew 4% in 2019."

"We delivered full-year adjusted free cash flow of $617 million, further demonstrating the strength in our underlying business model and our continued focus on the optimization of our balance sheet. Our business has steady momentum and we believe we're well-positioned for growth in 2020. As we begin the year, our priorities remain the same — delivering great vacations for our owners and members while providing strong returns for our shareholders."

(1) The comparison and variance between 2019 Adjusted EBITDA, adjusted diluted EPS from continuing operations and adjusted net income from continuing operations compared to the prior year was calculated using 2019 Adjusted data and 2018 Further Adjusted data in order to provide a more accurate comparison. See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures in accordance with GAAP.

Business Segment Results

Vacation Ownership

$ in millions	Q4 2019	Q4 2018	% change	FY 2019	FY 2018	% change
Revenue	$801	$765	5%	$3,151	$3,016	4%
Adjusted EBITDA (1)	$222	$201	10%	$756	$721	5%

During the fourth quarter, Vacation Ownership revenue increased 5%, primarily due to a 3% increase in gross vacation ownership interest (VOI) sales to $582 million. Tours increased 9% year-over-year and Volume Per Guest (VPG) decreased 5%, due to a mix shift from increased new owner tours.

Adjusted EBITDA increased 10% to $222 million, due to revenue growth of 5%, lower product costs and lower general and administrative costs, offset by increased sales and marketing costs.

The provision for loan loss as a percentage of gross VOI sales, net of fee-for-service sales, was 18.6% for the fourth quarter of 2019, an improvement from 19.3% during the fourth quarter of 2018. For the full-year of 2019, the provision percentage was 20.6%, flat compared to 2018.

Vacation Exchange

$ in millions	Q4 2019	Q4 2018	% change	FY 2019	FY 2018	% change
Revenue	$181	$191	(5)%	$898	$918	(2)%
Adjusted EBITDA	$55	$50	10%	$289	$278	4%

During the fourth quarter, Vacation Exchange revenue decreased 5%, primarily due to the sale of North American vacation rentals, partially offset by the acquisition of Alliance Reservations Network (ARN). Excluding the impact of these two transactions, revenue increased 3%.

Adjusted EBITDA increased 10% to $55 million, driven by the sale of North American vacation rentals and the acquisition of ARN.

Balance Sheet and Liquidity

Net Debt — As of December 31, 2019, the Company's leverage ratio was 2.7x, compared to 2.8x as of December 31, 2018 and 2.9x as of September 30, 2019. The Company's target range remains at 2.25x to 3.0x. The Company had $3.0 billion of corporate debt outstanding, which excluded $2.5 billion of non-recourse debt related to its securitized notes receivable. Additionally, the Company had cash and cash equivalents of $355 million. Refer to Table 9 for definitions of net debt and leverage ratio.

Cash Flow — For the full-year 2019, net cash provided by operating activities from continuing operations was $453 million compared to $292 million in the prior year. The increase was driven by higher net income and a decrease in cash used for working capital. Adjusted free cash flow from continuing operations was $617 million in 2019 compared to $580 million in the prior year, with the increase driven primarily by the increase in net cash provided by operating activities.

Share Repurchases — During the fourth quarter of 2019, the Company repurchased 2.6 million shares of common stock for $125 million at a weighted average price of $47.36 per share. For the full-year 2019, Wyndham Destinations repurchased 7.6 million shares of common stock for $340 million at a weighted average price of $44.63 per share. As of December 31, 2019, the Company had $476 million remaining in its share repurchase authorization.

Dividend — The Company paid a cash dividend of $0.45 per share on December 30, 2019 to shareholders of record as of December 13, 2019. For the full-year 2019, Wyndham Destinations paid an aggregate $166 million in dividends to shareholders. Subsequent to the end of the fourth quarter, the Company's Board of Directors authorized an 11% increase in the quarterly cash dividend to $0.50 per share, beginning with the dividend that is expected to be declared in the first quarter of 2020.

Timeshare Receivables Financing — The Company closed a $300 million term securitization on October 23, 2019 with a weighted average coupon of 2.76% and an advance rate of 98%.

Senior Secured Notes — In December, the Company issued $350 million of senior secured notes with an interest rate of 4.625%. The notes will mature on March 1, 2030.

Other

North American Vacation Rentals — On October 22, 2019, the Company completed the sale of North American vacation rentals to Vacasa for $162 million. After customary closing adjustments, Wyndham Destinations received $156 million in cash and $10 million in Vacasa equity.

Outlook

The Company is providing its full-year 2020 guidance:

•	Net revenue of $4.04 billion to $4.14 billion

◦
Revenue guidance includes an expected increase of $160 million in fee-for-service sales. Adjusting for the impact of fee-for-service sales, the sale of North American vacation rentals and the acquisition of ARN, comparable revenue growth over 2019 is 5% to 7%

•	Adjusted EBITDA of $1.03 billion to $1.05 billion

•	Adjusted diluted EPS from continuing operations of $5.90 to $6.10, based on a diluted share count of 89.2 million, which assumes no future share repurchases after December 31, 2019

•	Adjusted free cash flow from continuing operations of $560 million to $580 million

•	Provision for loan loss as a percentage of gross VOI sales, net of fee-for-service sales, to be around 20%

Wyndham Destinations' outlook excludes any potential impact of the COVID-19 coronavirus and is based on foreign exchange rates as of December 31, 2019. This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Please refer to Table 8 for further information.

Additional Information on North American Vacation Rentals and ARN

In October 2019, Wyndham Destinations sold North American vacation rentals and results of its operations will not be thereafter. Its contribution to 2019 is noted below.

	2019
(in millions)	Q1	Q2	Q3	Q4	Full Year
North American Vacation Rentals
Revenue	$53	$66	$77	$11	$207
Adjusted EBITDA	$(1)	$4	$12	$(2)	$13

In August 2019, Wyndham Destinations purchased ARN and the contribution is noted below.

	2019
(in millions)	Q1	Q2	Q3	Q4	Full Year
Alliance Reservations Network
Revenue	$—	$—	$12	$15	$27
Adjusted EBITDA	$—	$—	$1	$1	$2

For 2020, Wyndham Destinations expects ARN to contribute approximately $100 million of revenue and $10 million of adjusted EBITDA in the Vacation Exchange segment, spread evenly across all four quarters.

Conference Call Information
Wyndham Destinations will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investor.wyndhamdestinations.com, or by dialing 866-342-8591, passcode WYND, 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. ET today. Additionally, a telephone replay will be available for four days beginning at 12:00 p.m. ET today at 800-756-0554.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as adjusted EBITDA, adjusted diluted EPS from continuing operations, adjusted free cash flow, gross VOI sales and adjusted net income from continuing operations, which include or exclude certain items. The Company utilizes non-GAAP measures, defined in Table 9, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. The Company is also presenting non-GAAP results on a further adjusted basis for prior period comparison as if the spin-off of its hotel business and the sale of its European vacation rentals business had occurred for all periods presented. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release. See definitions on Table 9 for an explanation of our non-GAAP measures.

About Wyndham Destinations
Wyndham Destinations, Inc. (NYSE:WYND) believes in putting the world on vacation. As the world’s largest vacation ownership and exchange company, Wyndham Destinations offers everyday travelers the opportunity to own or exchange their vacation experience while enjoying the quality, flexibility and value that Wyndham delivers. The Company’s global presence in approximately 110 countries means more vacation choices for its more than four million members and owner families, with 230 resorts which offer a contemporary take on the timeshare model - including vacation club brands Club Wyndham®, WorldMark® by Wyndham, and Margaritaville Vacation Club® by Wyndham - and 4,200+ affiliated resorts through RCI, the world’s leader in vacation exchange. Year after year, a worldwide team of nearly 23,000 associates delivers exceptional vacation experiences to families around the globe as they make memories to last a lifetime. At Wyndham Destinations, our world is your destination. Learn more at WyndhamDestinations.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” “future” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Wyndham Destinations, Inc. (“Wyndham Destinations”) to differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements contained in this press release include statements related to Wyndham Destinations’ current views and expectations with respect to its future performance and operations (including the statements in the “Outlook” section of this press release). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that might cause such a difference include, but are not limited to, general economic conditions, the performance of the financial and credit markets, the competition in and the economic environment for the timeshare industry, the impact of war, terrorist activity, political strife, severe weather events and other natural disasters, pandemics or threats of pandemics, operating risks associated with the vacation ownership and vacation exchange businesses, uncertainties related to our ability to realize the anticipated benefits of the spin-off of the hotel business (“spin-off”) Wyndham Hotels & Resorts, Inc. (“Wyndham Hotels”) or the divestiture of our North American and European vacation rentals businesses, or the acquisition of Alliance Reservations Network (“ARN”), unanticipated developments related to the impact of the spin-off, the divestiture of our North American and European vacation rentals businesses, the acquisition of ARN and related transactions, including any potential impact on our relationships with our customers, suppliers, employees and others with whom we have relationships, and possible disruption to our operations, our ability to execute on our strategy, the timing and amount of future dividends and share repurchases and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on or about February 26, 2020. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Christopher Agnew
Senior Vice President, FP&A and Investor Relations
(407) 626-4050
Christopher.Agnew@wyn.com

Media:
Steven Goldsmith
Corporate Communications
(407) 626-5882
Steven.Goldsmith@wyn.com

Wyndham Destinations
Table of Contents

Table Number

1.	Consolidated Statements of Income (Unaudited)

2.	Summary Data Sheet

3.	Operating Statistics

4.	Revenue by Reportable Segment

5.	Non-GAAP Measure: Reconciliation of Net Income to Adjusted EBITDA to Further Adjusted Net Income From Continuing Operations

6.	Non-GAAP Measure: Reconciliation of Net VOI Sales to Gross VOI Sales

7.	Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities from Continuing Operations to Adjusted Free Cash Flow from Continuing Operations

8.	2020 Guidance

9.	Definitions

Table 1

Wyndham Destinations
Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net revenues
Net VOI sales	$464	$446	$1,848	$1,769
Service and membership fees	366	366	1,606	1,611
Consumer financing	130	128	515	491
Other	21	16	74	60
Net revenues	981	956	4,043	3,931

Expenses
Operating	380	390	1,648	1,642
Cost of vacation ownership interests	45	53	186	183
Consumer financing interest	27	26	106	88
Marketing	162	145	666	609
General and administrative	111	109	491	513
Separation and related costs	1	25	45	223
Asset impairments	27	—	27	(4)
Restructuring	5	16	9	16
Depreciation and amortization	32	33	121	138
Total expenses	790	797	3,299	3,408
Gain on sale of business	(68)	—	(68)	—
Operating income	259	159	812	523
Other (income), net	(4)	(4)	(23)	(38)
Interest expense	39	41	162	170
Interest (income)	(2)	(2)	(7)	(5)
Income before income taxes	226	124	680	396
Provision for income taxes	71	18	191	130
Net income from continuing operations	155	106	489	266
Income/(loss) from discontinued operations, net	—	2	—	(50)
Gain on disposal of discontinued operations, net	12	4	18	456
Net income attributable to WYND shareholders	$167	$112	$507	$672

Basic earnings per share
Continuing operations	$1.73	$1.10	$5.31	$2.69
Discontinued operations	0.14	0.06	0.19	4.11
	$1.87	$1.16	$5.50	$6.80

Diluted earnings per share
Continuing operations	$1.73	$1.10	$5.29	$2.68
Discontinued operations	0.14	0.06	0.19	4.09
	$1.87	$1.16	$5.48	$6.77

Weighted average shares outstanding
Basic	89.5	96.3	92.1	98.9
Diluted	89.8	96.7	92.4	99.2

Table 2

Wyndham Destinations
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Change	2019	2018	Change
Consolidated Results

Net income attributable to WYND shareholders	$167	$112	49.1%	$507	$672	(24.6)%
Diluted earnings per share	$1.87	$1.16	61.2%	$5.48	$6.77	(19.1)%
Net income from continuing operations	$155	$106	46.2%	$489	$266	83.8%
Diluted earnings per share from continuing operations	$1.73	$1.10	57.3%	$5.29	$2.68	97.4%

Adjusted Earnings from Continuing Operations
Adjusted EBITDA	$265	$241	10.0%	$991	$942	5.2%
Adjusted net income	$142	$123	15.4%	$520	$466	11.6%
Adjusted diluted earnings per share	$1.58	$1.27	24.4%	$5.62	$4.69	19.8%

Further Adjusted Earnings from Continuing Operations (a)
Further adjusted EBITDA	$265	$240	10.4%	$991	$957	3.6%
Further adjusted net income	$142	$123	15.4%	$520	$480	8.3%
Further adjusted diluted earnings per share	$1.58	$1.27	24.4%	$5.62	$4.84	16.1%

Segment Results

Net Revenues
Vacation Ownership	$801	$765	4.7%	$3,151	$3,016	4.5%
Vacation Exchange	181	191	(5.2)%	898	918	(2.2)%
Corporate and other	(1)	—		(6)	(3)
Total	$981	$956	2.6%	$4,043	$3,931	2.8%

Adjusted EBITDA
Vacation Ownership	$222	$201	10.4%	$756	$731	3.4%
Vacation Exchange	55	50	10.0%	289	278	4.0%
Segment Adjusted EBITDA	277	251		1,045	1,009
Corporate and other	(12)	(10)		(54)	(67)
Total Adjusted EBITDA	$265	$241	10.0%	$991	$942	5.2%

Further Adjusted EBITDA
Vacation Ownership	$222	$201	10.4%	$756	$721	4.9%
Vacation Exchange	55	50	10.0%	289	278	4.0%
Segment Further Adjusted EBITDA	277	251		1,045	999
Corporate and other	(12)	(11)		(54)	(42)
Total Further Adjusted EBITDA	$265	$240	10.4%	$991	$957	3.6%

Adjusted EBITDA Margin (b)	27.0%	25.2%		24.5%	24.4%

Key Operating Statistics

Vacation Ownership
Gross VOI sales	$582	$564	3.2%	$2,355	$2,271	3.7%
Tours (in thousands)	234	214	9.3%	945	904	4.5%
VPG (in dollars)	$2,373	$2,499	(5.1)%	$2,381	$2,392	(0.4)%
New owner sales mix	33.7%	33.8%		36.8%	37.6%

Vacation Exchange
Average number of members (in thousands)	3,884	3,833	1.3%	3,887	3,847	1.0%
Exchange revenue per member (in dollars)	$153.36	$152.51	0.6%	$166.54	$171.04	(2.6)%

Table 2
(continued)

Note: Amounts may not add due to rounding. See Table 9 for definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 5 and Table 6.

(a)	2018 is further adjusted to reflect results as if Wyndham Hotels & Resorts were separated from Wyndham Destinations and the sale of the European rentals business was completed for all periods.
(b)    The comparison and variance between 2019 Adjusted EBITDA margin, compared to the prior year was calculated using         2019 Adjusted data and 2018 Further Adjusted data in order to provide a more accurate comparison. See "Presentation     of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures in            accordance with GAAP.

Table 3

Wyndham Destinations
Operating Statistics

The following operating statistics are the drivers of the Company's revenues and therefore provide an enhanced understanding of the Company's businesses:

	Year	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership (a)
Gross VOI Sales (in millions) (b)	2019	$484	$626	$663	$582	$2,355
	2018	$465	$602	$640	$564	$2,271
	2017	$438	$562	$600	$538	$2,138

Tours (in thousands)	2019	192	249	269	234	945
	2018	190	241	259	214	904
	2017	176	235	247	210	869

VPG	2019	$2,405	$2,425	$2,332	$2,373	$2,381
	2018	$2,303	$2,411	$2,350	$2,499	$2,392
	2017	$2,354	$2,302	$2,299	$2,438	$2,345

Provision for Loan Losses (in millions) (c)	2019	$(109)	$(129)	$(135)	$(106)	$(479)
	2018	$(92)	$(126)	$(132)	$(106)	$(456)
	2017	$(85)	$(111)	$(123)	$(101)	$(420)

Provision for Loan Loss as a Percentage of Gross VOI Sales, net of Fee-for-Service sales	2019	22.5%	21.2%	20.3%	18.6%	20.6%
	2018	20.4%	21.4%	20.8%	19.3%	20.5%
	2017	19.6%	19.8%	20.9%	19.3%	20.0%

Allowance for Loan Losses (in millions)	2019	$721	$735	$767	$747	$747
	2018	$684	$705	$743	$734	$734
	2017	$619	$643	$684	$691	$691

Gross Vacation Ownership Contract Receivables (in millions)	2019	$3,741	$3,783	$3,885	$3,867	$3,867
	2018	$3,560	$3,609	$3,732	$3,771	$3,771
	2017	$3,377	$3,435	$3,547	$3,591	$3,591

Allowance for Loan Loss as a Percentage of Gross Vacation Ownership Contract Receivables	2019	19.3%	19.4%	19.7%	19.3%	19.3%
	2018	19.2%	19.5%	19.9%	19.5%	19.5%
	2017	18.3%	18.7%	19.3%	19.2%	19.2%

Vacation Exchange (a)
Average Number of Members (in thousands)	2019	3,875	3,893	3,895	3,884	3,887
	2018	3,852	3,844	3,857	3,833	3,847
	2017	3,817	3,791	3,792	3,796	3,799

Exchange Revenue Per Member	2019	$185.40	$165.00	$162.47	$153.36	$166.54
	2018	$194.70	$173.05	$163.84	$152.51	$171.04
	2017	$195.84	$174.12	$172.43	$164.45	$176.74

Note:    Full year amounts and percentages may not compute due to rounding.
(a)     Includes the impact of acquisitions from the acquisition dates forward.
(b)     Includes Gross VOI sales under the Company's Fee-for-Service sales. (See Table 6 for a reconciliation of Net VOI sales to Gross VOI sales).
(c)     Represents provision for estimated losses on vacation ownership contract receivables originated during the period, which is recorded as a contra revenue to vacation ownership interest sales on the Consolidated Statements of Income.

Table 4

Wyndham Destinations
Revenue by Reportable Segment
(in millions)

	2019
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$375	$481	$528	$464	$1,848
Property Management Fees and Reimbursable Revenues	170	170	178	183	702
Consumer Financing	125	128	132	130	515
Other Revenues	13	31	20	24	86
Total Vacation Ownership	683	810	858	801	3,151

Vacation Exchange
Exchange Revenues	180	161	158	149	647
Rental & Other Revenues	56	69	92	32	251
Total Vacation Exchange	236	230	250	181	898
Total Reportable Segments	$919	$1,040	$1,108	$982	$4,049

	2018
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$358	$462	$503	$446	$1,769
Property Management Fees and Reimbursable Revenues	164	162	172	168	665
Consumer Financing	118	120	126	128	491
Other Revenues	21	26	19	23	91
Total Vacation Ownership	661	770	820	765	3,016

Vacation Exchange
Exchange Revenues	188	166	158	146	658
Rental & Other Revenues	58	72	85	45	260
Total Vacation Exchange	246	238	243	191	918
Total Reportable Segments	$907	$1,008	$1,063	$956	$3,934

	2017
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$350	$446	$466	$422	$1,684
Property Management Fees and Reimbursable Revenues	163	164	160	162	649
Consumer Financing	111	114	119	120	463
Other Revenues	15	21	23	25	85
Total Vacation Ownership	639	745	768	729	2,881

Vacation Exchange
Exchange Revenues	187	165	163	156	671
Rental & Other Revenues	56	69	85	46	256
Total Vacation Exchange	243	234	248	202	927
Total Reportable Segments	$882	$979	$1,016	$931	$3,808

Note: Full year amounts may not add across due to rounding.

Table 5

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net Income to Adjusted EBITDA to
Further Adjusted Net Income From Continuing Operations
(in millions, except diluted per share amounts)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2019	EPS	2018	EPS	2019	EPS	2018	EPS
Net Income attributable to WYND shareholders	$167	$1.87	$112	$1.16	$507	$5.48	$672	$6.77
Gain on disposal of discontinued operations, net of income taxes	12		4		18		456
Income/(loss) from discontinued operations, net of income taxes	—		2		—		(50)
Net income from continuing operations	$155	$1.73	$106	$1.10	$489	$5.29	$266	$2.68
Restructuring costs	5		16		9		16
Separation and related costs	1		25		45		223
Legacy items	—		1		1		1
Amortization of acquired intangibles (a)	3		3		9		12
Debt modification costs in interest expense (b)	—		—		—		3
Impairments	27		—		27		(4)
Gain on sale of business	(68)		—		(68)		—
Acquisition and divestiture costs	(2)		—		1		—
Value-added tax refund	—		—		—		(16)
Taxes (c)	21		(28)		6		(36)
Adjusted net income from continuing operations	$142	$1.58	$123	$1.27	$520	$5.62	$466	$4.69
Income taxes on adjusted net income	50		46		185		166
Stock-based compensation expense (d)	6		3		20		23
Depreciation	29		30		112		126
Interest expense	39		41		162		167
Interest income	(2)		(2)		(7)		(5)
Adjusted EBITDA	$265		$241		$991		$942
Separation and other adjustments (e)	—		(1)		—		15
Further adjusted EBITDA (f)	$265		$240		$991		$957
Depreciation (g)	(29)		(30)		(112)		(121)
Interest expense (h)	(39)		(40)		(162)		(164)
Interest income	2		2		7		5
Stock-based compensation (d)	(6)		(3)		(20)		(18)
Further adjusted taxes (i)	(50)		(46)		(185)		(179)

Further adjusted net income from continuing operations	$142	$1.58	$123	$1.27	$520	$5.62	$480	$4.84

Diluted Shares Outstanding	89.8		96.7		92.4		99.2

Amounts may not add due to rounding. The table above reconciles certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income from continuing operations and adjusted diluted EPS from continuing operations to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. The Company is also presenting non-GAAP results on a further adjusted basis as if the spin-off of its hotel business and the sale of its European vacation rentals business had occurred for all periods presented. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated.

See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures.

Table 5
(continued)

(a)    Amortization of acquisition-related assets is excluded from adjusted net income from continuing operations, adjusted
EBITDA, further adjusted EBITDA and further adjusted net income from continuing operations.
(b)    Debt modification costs in interest expense are excluded from adjusted net income from continuing operations, adjusted
EBITDA, further adjusted EBITDA and further adjusted net income from continuing operations.

(c)
In the three months ended December 31, 2019, amount represents $13 million of tax expense incurred by the Company in connection with the separation of the hotel business and $8 million in relation to the net tax effects of the adjustments. In the three months ended December 31, 2018, amount primarily represents $17 million related to the net tax effects of the adjustments plus $10 million of state tax impact resulting from legislative changes in the quarter. In the twelve months ended December 31, 2019, amount represents $13 million of tax expense incurred by the Company in connection with the separation of the hotel business partially offset by $7 million in relation to the net tax effects of the adjustments. In the twelve months ended December 31, 2018, amounts represent the tax effect of the adjustments totaling $76 million partially offset by $27 million of non-cash state tax expense incurred by the Company in connection with the separation of the hotel business and $13 million of primarily non-cash tax expense from certain internal restructurings associated with the sale of its European vacation rentals business.

(d)     All stock-based compensation is excluded from adjusted EBITDA and further adjusted EBITDA. Stock-based compensation for the Wyndham Destinations' equity recipients is included as a reduction to further adjusted net income from continuing operations.
(e)     Includes 2018 incremental license fees paid to Wyndham Hotels & Resorts and other corporate costs being effected in order to reflect the Company's position as if the spin-off had occurred for all periods presented.
(f)    2018 is further adjusted to reflect results as if Wyndham Hotels & Resorts were separated from Wyndham Destinations and the sale of the European rentals business was completed for all periods.
(g)    For 2018 comparative purposes, excludes depreciation related to corporate assets transferred to Wyndham Hotels &
Resorts.

(h)
For 2018 comparative purposes, interest expense in 2018 was calculated based on $2.9 billion of outstanding debt, excluding non-recourse vacation ownership debt, and a non-investment-grade rating, resulting in higher interest rates for select tranches of notes.

(i)    For comparative purposes this assumes a stabilized effective tax rate of 27% in all quarters prior to the spin-off, which occurred in the second quarter of 2018.

Table 6

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net VOI Sales to Gross VOI Sales
(in millions)

The Company believes gross VOI sales provide an enhanced understanding of the performance of its vacation ownership business because it directly measures the sales volume of this business during a given reporting period.

The following table provides a reconciliation of Net VOI sales (see Table 4) to Gross VOI sales (see Table 3):

Year
2019	Q1	Q2	Q3	Q4	Full Year

Net VOI sales	$375	$481	$528	$464	$1,848
Loan loss provision	109	129	135	106	479
Gross VOI sales, net of Fee-for-Service sales	484	610	663	570	2,327
Fee-for-Service sales	—	16	—	12	28
Gross VOI sales	$484	$626	$663	$582	$2,355

2018

Net VOI sales	$358	$462	$503	$446	$1,769
Loan loss provision	92	126	132	106	456
Gross VOI sales, net of Fee-for-Service sales	450	588	635	552	2,225
Fee-for-Service sales	15	14	5	12	46
Gross VOI sales	$465	$602	$640	$564	$2,271

2017

Net VOI sales	$350	$446	$466	$422	$1,684
Loan loss provision	85	111	123	101	420
Gross VOI sales, net of Fee-for-Service sales	435	557	589	523	2,104
Fee-for-Service sales	3	5	11	15	34
Gross VOI sales	$438	$562	$600	$538	$2,138

The following includes primarily tele-sales upgrades and other non-tour revenues, which are excluded from Gross VOI sales in the Company's VPG calculation (see Table 3):

Non-tour revenue	Q1	Q2	Q3	Q4	Full Year

2019	$21	$23	$35	$26	$105
2018	$28	$21	$31	$29	$108
2017	$24	$20	$32	$26	$102

Note: Amounts may not add due to rounding.

Table 7

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities from Continuing Operations to Adjusted Free Cash Flow from Continuing Operations
(in millions)

	Twelve Months Ended December 31,
	2019	2018

Net cash provided by operating activities from continuing operations	$453	$292
Property and equipment additions	(108)	(99)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	185	264
Free cash flow from continuing operations	$530	$457
Separation and other adjustments (a)	87	123
Adjusted free cash flow from continuing operations	$617	$580

(a)     Includes cash paid for separation-related activities and transaction costs for acquisitions and divestitures in 2019 and         2018, as well as certain adjustments to 2018 for comparative purposes for incremental license fees paid to Wyndham
Hotels & Resorts and other corporate costs being effected in order to reflect the Company's position as if the spin-off had occurred for all periods presented.

Table 8

Wyndham Destinations
2020 Guidance
(in millions, except per share amounts)

	2020 Guidance		2019A	Year-over-Year Growth at
	Low	High		Midpoint

Net Revenues
Vacation Ownership	$3,258	$3,338	$3,151	5%
Vacation Exchange	783	803	898	(12)% (a)
Corporate and other	(1)	(1)	(6)
Total	$4,040	$4,140	$4,043	1%

Adjusted EBITDA	$1,030	$1,050	$991	5%
Stock-based compensation	(33)	(32)	(20)
Depreciation and amortization (b)	(120)	(118)	(112)
Net interest expense	(158)	(156)	(155)
Adjusted pre-tax income	$719	$744	$705	4%
Adjusted taxes (c)	(193)	(200)	(185)
Adjusted net income from continuing operations	$526	$544	$520	3%

Weighted average diluted shares outstanding	89.2	89.2	92.4
Adjusted diluted earnings per share from continuing operations	$5.90	$6.10	$5.62	7%

Adjusted free cash flow from continuing operations	$560	$580	$617

Note: Amounts may not add due to rounding. The Company is providing guidance for adjusted net income from continuing operations, adjusted EBITDA, adjusted diluted EPS and adjusted free cash flow from continuing operations only on a non-GAAP adjusted basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments or other potential adjustments that may arise in the future. Definitions are included in Table 9.

	2020 Guidance		2019A	Adjusted EBITDA Impact of
Full-Year Drivers	Low	High		100 bps Change (d)

Vacation Ownership
Tours	3%	5%	4%	$7.0
VPG	1%	2%	—%	$10.0

Vacation Exchange
Average number of members	—%	1%	1%	$4.4
Exchange revenue per member	—%	2%	(3%)	$6.5

(a)    Excluding the impact of the sale of North American vacation rentals and the acquisition of ARN, comparable revenue growth over 2019 is 5% at the midpoint.
(b)    Excludes amortization of acquisition-related intangible assets.
(c)    2020 guidance assumes an adjusted effective tax rate of 27%.
(d)    Sensitivities for revenue drivers are based on average systemwide trends. Operating circumstances including but not limited to brand mix, product mix, geographical concentration or market segment result in variability, which may change the impact.

Table 9

Definitions
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, transaction costs and impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted net income from continuing operations: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, amortization of acquisition-related assets, debt modification costs, impairments, gains and losses on sale/disposition of business and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments.
Adjusted diluted earnings per share: A non-GAAP measure, defined by the Company as Adjusted net income from continuing operations divided by the diluted weighted average number of common shares.
Further adjusted earnings measures: For 2018, a non-GAAP measure, defined by the Company to exclude certain items including impairment charges, restructuring and other related charges, transaction-related items, contract termination costs and other significant charges which in the Company's view does not reflect ongoing performance. Further adjusted earnings measures adjust for license fees, credit card income and corporate expense to reflect the performance of the Company as if it were separated from Wyndham Hotels & Resorts and the sale of the European rentals business was completed for all reported periods. All further adjusted earnings measures are reported from continuing operations, unless otherwise noted. Wyndham Destinations believes that these measures are useful to investors as supplemental measures in evaluating the aggregate performance of the Company. A full reconciliation of non-GAAP measures to GAAP are included in Table 5.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Volume Per Guest (VPG): Represents Gross VOI sales (excluding tele-sales upgrades, which are non-tour upgrade sales) divided by the number of tours. The Company has excluded non-tour upgrade sales in the calculation of VPG because non-tour upgrade sales are generated by a different marketing channel.
Average Number of Members: Represents paid members in our vacation exchange programs who are current on their annual membership dues or within the allowed grace period.
Exchange Revenue Per Member: Represents total revenues generated from fees associated with memberships, exchange transactions, and other servicing for the period divided by the average number of vacation exchange members during the period.
Free Cash Flow from Continuing Operations (FCF): A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. The Company believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measures of net cash provided by operating activities as a means for evaluating Wyndham Destinations is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Free Cash Flow from Continuing Operations: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back corporate and other costs, transaction costs for acquisitions and divestitures, and separation adjustments associated with the spin-off to reflect the performance of the Company as if it were separated from Wyndham Hotels & Resorts during all reported periods.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA.